Exhibit 10.23

COMMERCIAL LEASE ADDENDUM

This Addendum to the Commercial Lease Agreement (this “Agreement”) is made this 1st day of July 2024 by and between STVentures LLC, an entity located at 1119 Keystone Way, Carmel, IN 46032 (“Landlord”) and Syra Health Corp, an entity located at 1119 Keystone Way, Suite 201, Carmel, IN 46032 (“Tenant”) relating to the renewal of the Commercial Lease Agreement dated July 1st 2021, hereinafter referred to as the “Agreement”.

Except as provided herein, all terms and conditions of the Original Agreement remain unchanged and in full force and effect.

In consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Demised Premises. The premises leased shall consist of an office space in the building complex (the “Real Property”) located at 1119 Keystone Way Suite 201, Carmel, IN 46032 (the “Demised Premises”), Depicted and shown in Exhibit A-1 attached hereto and made part of.

A)	Size of Premises. The Demised Premises consists of approximately Five Thousand Nine Hundred and Seventy Eight (5978) square feet. The square footage of the Demised Premises shall be determined by measuring from the outside of all exterior walls to the centerline of any demising walls. Landlord’s architect or building contractor may measure the Demised Premises to make a final determination of the size.

2.	Term of Lease. The term of this Agreement is for Thirty six (36) months

Commencement Date: The later of substantial completion of the demised premises from 1st July, 2024 (“Commencement Date”) to 30th June, 2027

Expiration Date; Thirty six (36) months from the commencement date as further set forth in Section 5 of Commercial lease Agreement.

3.	Rental Terms. With respect to the terms of the rental:

A)	Base Rent. Tenant shall pay to Landlord, from the Commencement Date and throughout the term of this Agreement, payable on a monthly basis (“Base Rent”) as listed below. Base Rent is due no later than the 1st day of the payment period. Base Rent is payable by Drop it off upstairs , or as otherwise agreed upon by the parties.

Months of Term	Base Annual Rent	PSF	Monthly Installment
Month 1 - 36	$134,505	$22.50	$11,208.75

1119 Keystone Way, Suite # 301, Carmel, IN 46032	1

All other terms and conditions of the Commercial lease agreement will remain in full force and effect unless otherwise agreed upon in writing by the parties.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their duly authorized representatives, as of the first date written above.

STVentures LLC	/s/ Feroz Syed	Feroz Syed - Owner
Landlord Name	Representative Signature/Date	Representative Name and Title

Syra Health Corp	/s/ Deepika Vuppalanchi	Deepika Vuppalanchi - CEO
Tenant Name	Representative Signature/Date	Representative Name and Title

1119 Keystone Way, Suite # 301, Carmel, IN 46032	2

Exhibit A-1
Floor Plan of Demised Premises

1119 Keystone Way, Carmel IN 46032
Second floor –Suite 201 (5978 SF)

1119 Keystone Way, Suite # 301, Carmel, IN 46032	3